EXHIBIT 12(b)

                   TELEX COMMUNICATIONS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EBITDA TO INTEREST EXPENSE
                                 (IN THOUSANDS)



                                                       TEN MONTHS
                                                         ENDED                  YEAR ENDED MARCH 31,
                                                      FEBRUARY 2,     --------------------------------------
                                                         1998         1997      1996       1995       1994
                                                      ------------------------------------------------------
EBITDA(1)...................................          $  17,145   $  40,045   $ 30,036   $ 25,134   $ 23,035
Interest expense............................          $  22,729   $  12,513   $ 12,517   $ 12,490   $ 10,120
Ratio of EBITDA to interest expense.........                .75        3.20       2.40       2.01       2.28

(1) Depreciation and amortization includes $2,231 and $13,345 of impairment write-off of property, plant and equipment and intangible assets for the ten months ended February 2, 1998 and the year ended March 31, 1996, respectively.